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                                                                    EXHIBIT 16.1

                                      KMPG
                                 99 High Street
                             Boston, MA 02110-2371

                             Telephone 617 988-1000
                                Fax 617 988-0800



Securities and Exchange Commission
Washington, D.C. 20549

July 26, 1999

Ladies and Gentlemen:

We were previously principal accountants for Sapient Corporation and, under the date of April 16, 1999, we reported on the consolidated financial statements of Sapient Corporation and subsidiaries as of and for the years ended December 31, 1998 and 1997. On July 21, 1999, our appointment as principal accountants was terminated. We have read Sapient Corporation's statements included under Item 4 of its Form 8-K filed on July 26, 1999, and we agree with such statements except that we are not in a position to agree or disagree with the Company statements in the last sentence of paragraph 4a and all of paragraph 4b.


Very truly yours,

KPMG LLP